Exhibit 99.1

ImClone Systems Incorporated

Investors and Media Contact:

Rebecca Gregory

(646) 638-5058

IMCLONE SYSTEMS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

ERBITUX® Global Net Sales of $306.1 Million

U.S. In-Market Net Sales of $160.1 Million
Company Reports Diluted Earnings per Share of $0.33

New York, NY — April 26, 2007 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the quarter ended March 31, 2007.

Global net sales of ERBITUX in the first quarter of 2007 were $306.1 million compared to $227.9 million in the first quarter of 2006, an increase of $78.2 million or 34%.  U.S. in-market net sales of ERBITUX were $160.1 million compared with $138 million in the first quarter of 2006, an increase of 16%.  International net sales of ERBITUX amounted to $146 million compared with $90 million in the first quarter of 2006, or an increase of 62%.

Total revenues recorded by the Company in the first quarter of 2007 amounted to $141.5 million and the components are as follows:

•                  Royalty revenue of $76.4 million in the first quarter of 2007 compared with $60.3 million in the first quarter of 2006, an increase of 27%. Royalty revenue for the first quarter of 2007 includes 39% of Bristol-Myers Squibb’s (“BMS”) in-market ERBITUX net sales of $160.1 million, compared with first quarter 2006 in-market net sales of $138.0 million, an increase of 16%. These in-market sales, reflecting a drop-ship distribution methodology, primarily represent ERBITUX shipments to end-user accounts, with no wholesaler stocking;

•                  License fees and milestone revenue of $29.3 million in the first quarter of 2007 compared with $144.4 million in the first quarter of 2006. The decrease is attributable to the effect of a “catch up” milestone amortization of $112.7 million, recorded in the first quarter of 2006, on the receipt of the $250.0 million milestone payment from our partner, BMS;

•                  Manufacturing revenue of $16.5 million in the first quarter of 2007 compared with $19.3 million in the first quarter of 2006. During the first quarter of 2007, volume purchases from BMS increased by 23% over the comparable period in 2006.  The decrease in revenue is due to efficiencies in the manufacturing process of ERBITUX resulting in a decrease in the price we charge our partners for ERBITUX. In addition, there were no purchases of commercial product from Merck KGaA this quarter while there were $2.7 million of purchases from Merck KGaA in the first quarter of 2006; and

•                  Collaborative agreement revenue of $19.4 million in the first quarter of 2007 compared with $21.1 million in the first quarter of 2006. The decrease of $1.7 million is due primarily to the fact that starting in the first quarter of 2007, the reimbursement rate from BMS for third party royalty expense decreased from 4.5% to 2.5% based on our contractual agreement with BMS.

Total operating expenses for the first quarter of 2007 were $94.7 million, compared with $101.5 million in the first quarter of 2006. Operating expenses included:

•                  Research and development expenses for the first quarter of 2007 were $34.9 million, compared with $33.0 million in the first quarter of 2006. The increase in the quarter is principally due to an increase in clinical shipments of ERBITUX to our partners for clinical trials and a charge of $3.2 million associated with our Spring Street location, partly offset by decreases in salaries and various other categories as a result of cost saving initiatives.

•                  Clinical and regulatory expenses in the first quarter of 2007 were $13.8 million, compared with $15.1 million in the first quarter of 2006.  The decrease is primarily due to a $3.9 million cost sharing liability due BMS, recorded in the first quarter of 2006, for ERBITUX clinical development costs in excess of the annual clinical budget.  At this point, we do not have an obligation to reimburse BMS for clinical development costs in excess of the 2007 annual clinical budget; therefore, we have not recorded a liability as of March 31, 2007.  Such decrease was partially offset by increased clinical trial expenses associated with ERBITUX and the Company’s pipeline products.

•                  Marketing, general and administrative expenses were $15.4 million in the first quarter of 2007, compared with $18.0 million in the first quarter of 2006. The decrease is principally attributed to decreases in personnel costs and to overall decreases in various administrative expenses as a result of efficiencies and aggressive cost cutting initiatives;

•                  Royalty expenses were $16.8 million in the first quarter of 2007 compared with $20.1 million in the first quarter of 2006.  This decrease is due to a 3% reduction in the royalty rate that became effective in the second quarter of 2006.  Approximately $5.1 million and $8.6 million in 2007 and 2006, respectively were reimbursed as a component of collaborative agreement revenue, resulting in net royalty expenses of $11.7 million for the first quarter of 2007 compared with $11.5 million in the first quarter of 2006; and

•                  Cost of manufacturing revenue was $13.9 million in the first quarter of 2007 compared with $15.4 million in the first quarter of 2006.

Operating income in the first quarter of 2007 was $46.8 million compared with $143.6 million in the first quarter of last year.

The Company’s effective tax rate for 2007 is expected to be approximately 41%.  Additionally, during the first quarter of 2007, the Company recognized a discrete charge of approximately $4.5 million related to certain tax return method changes filed during the first quarter of 2007, as well as certain deferred tax charges.

Net income for the first quarter of 2007 was $28.8 million compared with $229.6 million in the first quarter of last year. Diluted earnings per share were $0.33 in the first quarter of 2007 compared with $2.51 in the first quarter of 2006.

ERBITUX and Pipeline Clinical Development Update

Over the last quarter, the Company announced the results pertaining to five pivotal, Phase III studies of ERBITUX alone or in combination with the standards of care in multiple types of malignancies.   These include three studies of ERBITUX in the first-line, second-line, and drug-

refractory metastatic colorectal cancer settings, as well as studies of ERBITUX in patients with advanced pancreatic cancer and recurrent or metastatic head and neck cancer.

The development of the Company’s clinical pipeline, consisting of five fully-human IgG1 antibodies, has made considerable progress through the earliest Phase I stage.  Specifically, the Company has completed two Phase I studies of its antibody targeting vascular endothelial growth factor receptor-2 and two Phase I studies of its antibody targeting insulin-like growth factor-1 receptor (or IGF-1R), known as IMC-1121B and IMC-A12, respectively.  The Company plans to move these agents, as well as its fully-human antibody against the epidermal growth factor receptor (EGFR), known as IMC-11F8, into randomized and nonrandomized clinical trials, which will include registrational studies.  Considerable progress has also been made in advancing the Company’s two earliest stage antibodies, IMC-18F1 and IMC-3G3, which target vascular endothelial growth factor receptor-1 and platelet-derived growth factor alpha, respectively.  Phase I studies of these IgG1 monoclonal antibodies are progressing well and are on track to be completed as planned in the second half of 2007.

“We are excited by the potential of ERBITUX and we are also very enthusiastic about our pipeline of novel antibodies,” said Alexander J. Denner, Ph.D., Chairman of ImClone System’s Executive Committee.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss first quarter 2007 financial results on Thursday, April 26, 2007 at 11:00 AM Eastern Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com.  A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on April 26, 2007.

Those parties interested in participating via telephone may join by dialing (888) 694-4676 domestically, or (973) 582-2737 for calls outside of Canada and the United States, and referencing conference identification number 8644989.  A telephone replay of the conference call will be available shortly after the call until May 3, 2007 at midnight Eastern Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter the conference identification number 8644989.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.  ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Revenues:
Royalty revenue	$76,363	$60,270
License fees and milestone revenue	29,294	144,403
Manufacturing revenue	16,458	19,349
Collaborative agreement revenue	19,385	21,109
Total revenues	141,500	245,131
Operating expenses:
Research and development	34,875	32,993
Clinical and regulatory	13,808	15,081
Marketing, general and administrative	15,359	18,001
Royalty expense	16,786	20,066
Cost of manufacturing revenue	13,855	15,402
Total operating expenses	94,683	101,543

Operating income	46,817	143,588

Other income, net	(9,545)	(5,702)

Income before income taxes	56,362	149,290
Income tax provision (benefit)	27,607	(80,301)

Net income	$28,755	$229,591

Income per common share:
Basic	$0.34	$2.75
Diluted	$0.33	$2.51
Shares used in calculation of income per common share:
Basic	85,255	83,624
Diluted	92,364	91,817

IMCLONE SYSTEMS INCORPORATED

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	March 31,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$22,921	$20,568
Securities available for sale	1,047,096	1,023,609
Inventories	112,534	102,215
Other current assets	127,570	123,840
Total current assets	1,310,121	1,270,232

Property, plant and equipment, net	415,097	423,000
Other assets	121,870	146,604
Total assets	$1,847,088	$1,839,836

Liabilities and Stockholders’ Equity
Current liabilities	$223,534	$238,932
Deferred revenue, long term	215,909	237,864
Long-term obligations	603,881	603,391
Total liabilities	1,043,324	1,080,187

Stockholders’ equity	803,764	759,649
Total liabilities and stockholders’ equity	$1,847,088	$1,839,836